Pricing Supplement No. 2006 - MTNAA029 Dated January 3, 2006

(To Prospectus Dated May 3, 2005 and Prospectus Supplement Dated June 1, 2005)

Rule 424(b) (3)            File Nos. 333-122925 & 333-122925-01

$50,000,000 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series A

Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Notes Exchangeable for the Common Stock of ConocoPhillips Due 2010

•	We will not make any payments on the notes prior to maturity, unless you exchange the notes.

•	If not previously exchanged by you, the notes will mature on January 11, 2010. At maturity you will receive $1,000 in cash for each $1,000 principal amount of notes you then hold.

•	EXCHANGE RIGHT Beginning February 3, 2006 until three trading days before maturity, you will have the right to exchange each $1,000 principal amount of notes you then hold for 13.896 shares of ConocoPhillips common stock.

•	If you exchange your notes for shares of ConocoPhillips common stock, the value of the shares that you receive may not be greater than the issue price of your notes.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	We will not apply to list the notes on any exchange.

Investing in the Notes involves a number of risks. See “ Risk Factors Relating to the Notes” beginning on page PS-6.

The notes represent obligations of Citigroup Funding Inc. only and do not represent an obligation of or interest in ConocoPhillips or any of its affiliates. ConocoPhillips is not involved in any way in this offering and has not authorized, sponsored or consented to the issuance of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Citigroup Global Markets Inc. will purchase the notes at a price per share of $1,000. The notes are expected to be sold by Citigroup Global Markets Inc. to the public in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated.

We expect that delivery of the notes will be made against payment therefor on or about January 23, 2006. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered through Citigroup Global Markets Inc., as principal.

Citigroup

SUMMARY INFORMATION — Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes Exchangeable for the Common Stock of ConocoPhillips. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The notes mature on January 11, 2010 unless they are previously exchanged by you.

You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the prospectus supplement and the section “Book-Entry Procedures and Settlement” in the prospectus.

Will I Receive Interest or Dividend Payments on the Notes?

We will not make any periodic payments of interest or any other payments on the notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, from ConocoPhillips.

What Will I Receive at Maturity of the Notes?

At maturity, unless your notes have been previously exchanged by you, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

What Will I Receive if I Exercise My Exchange Right?

If you exercise your exchange right, you will receive a number of shares of ConocoPhillips common stock equal to the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right except in the limited circumstances described in “Description of the Notes — Exchange Right.”

The exchange ratio is 13.896. The exchange ratio may be adjusted if a number of events occur, as described under “Description of the Notes — Dilution Adjustments” in this pricing supplement. In order to exercise your exchange right, you will need to follow the procedures described in “Description of the Notes — Exchange Right” in this pricing supplement.

In lieu of any fractional share of ConocoPhillips common stock otherwise payable in respect of any notes you exchange, you will receive an amount in cash equal to the value of such fractional share of ConocoPhillips common stock, based on the closing price of ConocoPhillips common stock on the date you tender your notes for exchange. The number of full shares of ConocoPhillips common stock, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of notes held by each holder.

How Has ConocoPhillips Common Stock Performed Historically?

We have provided a table showing the high and low sale prices for ConocoPhillips common stock for each quarter since the first quarter of 2000. You can find this table in the section “Historical Data on the Common Stock of ConocoPhillips” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of ConocoPhillips common stock in recent years. However, past performance is not necessarily indicative of how ConocoPhillips common stock will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes — You Will Have No Rights Against ConocoPhillips Prior to Receiving Any Shares of ConocoPhillips Common Stock Upon Your Exchange” in this pricing supplement.

What Are the Tax Consequences of Investing in the Notes?

Because the notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount (“OID”) for United States federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 4.8426% per year. This tax OID (computed at the assumed comparable yield) will be includible in a United States holder’s gross income (as ordinary income) over the term of the notes, although holders will receive no payments on the notes prior to maturity. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether you will exercise your exchange right. If the amount we actually pay upon exchange is, in fact, less than this assumed amount, or if a United States holder does not exercise the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange or maturity that exceeds that holder’s economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or at maturity). If a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement and “United States Federal Income Tax Considerations” in the prospectus supplement.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the nine months ended September 30, 2005 and each of the five most recent fiscal years are as follows:

	Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of income to fixed charges (excluding interest on deposits)	2.34x	2.65x	3.42x	2.52x	1.93x	1.76x
Ratio of income to fixed charges (including interest on deposits)	1.85x	2.01x	2.43x	1.90x	1.59x	1.49x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.33x	2.63x	3.39x	2.50x	1.92x	1.75x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.84x	2.00x	2.41x	1.89x	1.58x	1.48x

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the underlying stocks or in other instruments, such as options, swaps or futures, based upon the underlying stocks. This hedging activity could affect the value of the underlying stocks and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “— The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the Securities and Exchange Commission, or SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures), (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 18, 2005, July 19, 2005, July 28, 2005, August 1, 2005, August 3, 2005, August 22, 2005, August 25, 2005, August 26, 2005, August 30, 2005, September 14, 2005, September 20, 2005, September 28, 2005, September 29, 2005, September 30, 2005, October 7, 2005, October 17, 2005, October 20, 2005, October 25, 2005, October 27, 2005, October 28, 2005, November 1, 2005, November 30, 2005, December 1, 2005, December 13, 2005, December 16, 2005, December 23, 2005 and December 27, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the worldwide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market price of ConocoPhillips common stock, and other events that are difficult to predict and beyond our control.

You Will Not Participate in the Appreciation of ConocoPhillips Common Stock Unless It Appreciates Significantly from Its Value on January 3, 2006

The notes offer you less opportunity to participate in any appreciation of ConocoPhillips common stock than does an investment in ConocoPhillips common stock because you will not participate in any appreciation in the price of ConocoPhillips common stock unless you exchange the notes and the price of ConocoPhillips common stock appreciates approximately 18.65% from the initial value of $60.653 on January 3, 2006 to the date the exchange is effected.

You Will Not Participate in Approximately the First 18.65% of any Appreciation of ConocoPhillips Common Stock

Even if the price of ConocoPhillips common stock appreciates from the initial value of $60.653 on January 3, 2006 and you exchange the notes, you will not participate in approximately the first 18.65% of the appreciation in the price of ConocoPhillips common stock from its initial price of $60.653 on January 3, 2006.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the price of ConocoPhillips common stock over the term of the notes is less than, equal to or only slightly greater than a price equal to $1,000 divided by the exchange ratio (a price that represents approximately an 18.65% appreciation in the price of ConocoPhillips common stock from its initial price of $60.653 on January 3, 2006), you will receive an amount of shares or cash upon exchange with a value that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

Prior to Receiving Shares of ConocoPhillips Common Stock Upon Your Exchange, You Will Not Receive Any Dividends or Other Distributions, if any, Paid on ConocoPhillips Common Stock

Your return on the notes will not reflect the return you would realize if you actually owned shares of ConocoPhillips common stock and received any dividends or other distributions, if any, paid on those shares because the notes do not entitle you to receive those dividends.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply of and demand for the notes, the value of ConocoPhillips common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

ConocoPhillips Common Stock Price.    We expect that the market value of the notes at any time may be affected by changes in the price of ConocoPhillips common stock. However, changes in the price of ConocoPhillips common stock may not always be reflected, in full or in part, in the market value of the notes.

Increases in the price of ConocoPhillips common stock of less than approximately 18.65% over the initial price of ConocoPhillips common stock of $60.653 on January 3, 2006 may not be fully reflected in the trading price of the notes because holders of the notes would not participate in those increases upon their exchange for ConocoPhillips common stock. If you choose to sell your notes when the price of ConocoPhillips common stock is below the initial price of ConocoPhillips common stock of $60.653 on January 3, 2006, you may receive less than the amount you originally invested.

The value of ConocoPhillips common stock will be influenced by ConocoPhillips’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which ConocoPhillips is a part. Citigroup Funding’s hedging activities in ConocoPhillips common stock, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of ConocoPhillips common stock.

Volatility of ConocoPhillips Common Stock.    Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of ConocoPhillips common stock increases, the market value of the notes may decrease.

Events Involving ConocoPhillips.    General economic conditions and earnings results of ConocoPhillips and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on ConocoPhillips increases, the market value of the notes may decrease, since the value of any shares or cash you will receive upon your exchange or our call will not reflect the value of such dividend payments. Conversely, if the dividend yield on ConocoPhillips decreases, the market value of the notes may increase.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of ConocoPhillips common stock the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of ConocoPhillips common stock during the period prior to your exchange, our call or maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

Hedging Activities.    Hedging activities in ConocoPhillips common stock by one or more of our affiliates will likely involve trading in ConocoPhillips common stock or in other instruments, such as options or swaps, based upon ConocoPhillips common stock. This hedging activity could affect the market price of ConocoPhillips common stock and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the value of ConocoPhillips common stock.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The Historical Performance of ConocoPhillips Common Stock Is Not an Indication of the Future Performance of ConocoPhillips Common Stock

The historical performance of ConocoPhillips common stock, which is included in this pricing supplement, should not be taken as an indication of the future performance of ConocoPhillips common stock during the term of the notes. Changes in the price of ConocoPhillips common stock will affect the trading price of the notes, but it is impossible to predict whether the price of ConocoPhillips common stock will rise or fall.

You Will Have No Rights Against ConocoPhillips Prior to Receiving Any Shares of ConocoPhillips Common Stock Upon Your Exchange

Prior to receiving any shares of ConocoPhillips common stock upon your exchange, you will have no rights against ConocoPhillips even though:

•	you will receive ConocoPhillips common stock upon your exchange; and

•	the market value of the notes is expected to depend primarily on the value of ConocoPhillips common stock.

ConocoPhillips is not in any way involved in this offering and has no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to ConocoPhillips common stock unless and until you receive shares of ConocoPhillips common stock following your exchange.

The Value of the ConocoPhillips Common Stock You Receive Upon Your Exchange May Be Reduced Under Some Circumstances if ConocoPhillips Common Stock Is Diluted Because the Exchange Ratio Will Not Be Adjusted for All Events That Dilute ConocoPhillips Common Stock

The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of ConocoPhillips that modify its capital structure and a number of other transactions involving ConocoPhillips, as well as for the liquidation, dissolution or winding up of ConocoPhillips . You should refer to the section “Description of the Notes — Dilution Adjustments” in this pricing supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of ConocoPhillips common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the value of any shares of ConocoPhillips common stock you receive upon your exchange to the then-current price of ConocoPhillips common stock, these other events may reduce the value of those shares.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

The Market Value of the Notes and the Value of the Shares of ConocoPhillips Common Stock You Receive Upon Your Exchange May Be Affected by Purchases and Sales of ConocoPhillips Common Stock or Derivative Instruments Related to ConocoPhillips by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell shares of ConocoPhillips common stock or derivative instruments relating to ConocoPhillips common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of ConocoPhillips common stock and therefore the value of the shares of ConocoPhillips common stock you receive upon your exchange or the price you receive if you sell your notes may be reduced.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in ConocoPhillips common stock or in other instruments, such as options or swaps, based upon ConocoPhillips common stock. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of ConocoPhillips common stock and therefore the market value of the notes and the value of the shares of ConocoPhillips common stock you receive upon your exchange. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market price of ConocoPhillips common stock declines.

DESCRIPTION OF THE NOTES

General

The description in this pricing supplement of the particular terms of the Notes Exchangeable for the Common Stock of ConocoPhillips Due 2010 (the “Notes”) supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

Interest

We will not make any periodic payments of interest or any other payments on the Notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, from ConocoPhillips.

Payment at Maturity

At maturity, unless your Notes have been previously exchanged by you, you will receive $1,000 for each $1,000 principal amount of Notes you then hold.

Exchange Right

Beginning on February 3, 2006 until three Trading Days before maturity, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the Notes no later than 11:00 a.m. New York City time on any Trading Day, to exchange each $1,000 principal amount of Notes you then hold for a number of shares of ConocoPhillips common stock equal to the Exchange Ratio. You will be able to exercise your exchange right through and including the third Trading Day prior to maturity.

We will deliver the shares to you three Trading Days after the date you deliver a valid Official Notice of Exchange (such date of delivery of a valid Official Notice of Exchange, the “Exchange Date”), as long as the paying agent has received delivery on the Exchange Date of your Notes.

The Exchange Ratio will equal 13.896, subject to the dilution adjustments described under “Description of the Notes — Dilution Adjustments” in this pricing supplement.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of ConocoPhillips common stock (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of ConocoPhillips common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

So long as the Notes are represented by global securities and are held on behalf of DTC, notices will be given by delivery to DTC, in which event such notice will be deemed to have been given to holders of the Notes on the seventh Trading Day after the day on which such notice is delivered. If the Notes are no longer represented by global securities and are not held on behalf of DTC, notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Delivery of Shares

We may satisfy our obligation to deliver shares of ConocoPhillips common stock under the Notes at any time by causing our affiliate, Citigroup Global Markets Inc., to deliver the shares to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to deliver the shares to holders of the Notes.

We will not deliver fractional shares of ConocoPhillips common stock. In lieu of fractional shares, holders will instead receive a cash payment equal to the product of the fractional amount of a single share of ConocoPhillips common stock and the Closing Price per share of ConocoPhillips common stock on the applicable Exchange Date. The number of full shares of ConocoPhillips common stock, and any cash in lieu of a fractional share, to be delivered to each holder will be calculated based on the aggregate number of Notes held by each holder. If physical or book-entry delivery of shares of ConocoPhillips common stock cannot be made at any time as required by the terms of the Notes, we will pay holders of the Notes an amount in cash equal to the value of the shares of ConocoPhillips common stock due at the relevant time and any cash required to be delivered as a result in lieu of fractional shares.

The “Closing Price” of ConocoPhillips common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the common stock (or that other security) is listed or admitted to trading, (2) if the common stock (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or that other security is listed or admitted to trading on such exchange), and the common stock (or that other security) is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq National Market, and (3) if the common stock (or that other security) is not quoted on the Nasdaq National Market on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or that other security is quoted on the Nasdaq), the last quoted bid price for the common stock (or that other security) in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock (or that other security) obtained from as many dealers in such stock or security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service.

Dilution Adjustments

The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you will receive if you exchange the Notes. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described in this section and will furnish the trustee with notice of any adjustments.

If ConocoPhillips, after the closing date:

(1)	pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock;

(2)	subdivides or splits the outstanding shares of its common stock into a greater number of shares;

(3)	combines the outstanding shares of its common stock into a smaller number of shares; or

(4)	issues by reclassification of shares of its common stock any shares of other common stock of ConocoPhillips,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of ConocoPhillips common stock outstanding immediately after the event, or, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of ConocoPhillips, and the denominator of which will be the number of shares of ConocoPhillips common stock outstanding immediately before the event.

If ConocoPhillips, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If ConocoPhillips, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. If any capital stock declared or paid as dividend or otherwise distributed or issued to all holders of ConocoPhillips common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to a number of shares of ConocoPhillips common stock equal to the Exchange Ratio.

If ConocoPhillips, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of ConocoPhillips common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by ConocoPhillips with respect to one share of common stock acquired in a tender offer or exchange offer by ConocoPhillips, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to a number of shares of ConocoPhillips common stock equal to the Exchange Ratio.

If ConocoPhillips, after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the Notes will receive upon the exchange or redemption for each Note a combination of shares of ConocoPhillips common stock equal to the exchange ratio and a number of shares of such ConocoPhillips subsidiaries’ capital stock equal to the exchange ratio times the number of shares of such subsidiaries’ capital stock distributed per share of ConocoPhillips common stock. Following the record date for an event described in this paragraph, the price of ConocoPhillips common stock on any trading day during the term of the Notes will for all purposes be deemed to equal the price per share of ConocoPhillips common stock, plus the price per share of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of ConocoPhillips common stock . In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of ConocoPhillips common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by ConocoPhillips;

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

•	in the case of any Excess Purchase Payment for which ConocoPhillips announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by ConocoPhillips, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to maturity.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of ConocoPhillips, or any surviving entity or subsequent surviving entity of ConocoPhillips , with or into another entity, other than a merger or consolidation in which ConocoPhillips is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of ConocoPhillips or another issuer;

•	any sale, transfer, lease or conveyance to another corporation of the property of ConocoPhillips or any successor as an entirety or substantially as an entirety;

•	any statutory exchange of securities of ConocoPhillips or any successor of ConocoPhillips with another issuer, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution or winding up of ConocoPhillips or any successor of ConocoPhillips,

upon exchange at the option of the holder, each holder of Notes will have the right to receive cash in an amount per $1,000 principal amount of Notes equal to the Exchange Ratio multiplied by the Transaction Value. If a Reorganization Event occurs, no adjustment will be made to the Exchange Ratio.

The “Transaction Value” will be the sum of:

1.	for any cash received in a Reorganization Event, the amount of cash received per share of common stock;

2.	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final; and

3.	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the third Trading Day immediately prior to the maturity date or Exchange Date multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to ConocoPhillips common stock or ConocoPhillips. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the Maturity Payment, calculated as though the maturity of the Notes were the date of early repayment. See “— Payment at Maturity,” “— Exchange Right” and “— Delivery of Shares” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or

Citigroup, the claim of the beneficial owner of a Note will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.25% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. JPMorgan Chase Bank, N.A., as trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17308C CT 1.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

CONOCOPHILLIPS

According to publicly available documents, ConocoPhillips is an international, integrated energy company. ConocoPhillips manages its operations in six operating business segments: Exploration and Production, Midstream, Refining and Marketing, LUKOIL Investment, Chemicals and Emerging Businesses.

ConocoPhillips is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, ConocoPhillips files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005), proxy statements and other information with the SEC. ConocoPhillips registration statements, reports, proxy statements and other information may be inspected and copied at the offices of the SEC at the addresses listed under “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of ConocoPhillips’s publicly available documents and neither has made any due diligence investigation or inquiry of ConocoPhillips in connection with the offering of the Notes. We make no representation that the publicly available information about ConocoPhillips is accurate or complete.

The Notes represent obligations of Citigroup Funding only. ConocoPhillips is not involved in any way in this offering and has no obligation relating to the Notes or to the holders of the Notes.

HISTORICAL DATA ON THE COMMON STOCK OF

CONOCOPHILLIPS

The common stock is quoted on the New York Stock Exchange under the symbol “COP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for common stock, as reported on the New York Stock Exchange and the dividends paid per share of ConocoPhillips common stock beginning in the first quarter of 2000.

Holders of the Notes will not be entitled to any rights with respect to ConocoPhillips common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of ConocoPhillips common stock following exchange.

Quarter	High	Low	Dividends
2001
First	29.5000	25.8500	0.0000
Second	34.0000	26.4000	0.0000
Third	29.9250	25.0000	0.0000
Fourth	30.4750	25.3300	0.0000
2002
First	31.9000	27.6500	0.0000
Second	32.0500	27.2650	0.0000
Third	29.6050	22.3750	0.0000
Fourth	25.3750	22.0250	0.2000
2003
First	26.9250	22.5700	0.2000
Second	27.9750	24.8350	0.2000
Third	28.5750	25.7200	0.2000
Fourth	33.0200	27.3650	0.2150
2004
First	35.7450	32.1500	0.2150
Second	39.4950	34.2900	0.2150
Third	41.6750	35.6400	0.2150
Fourth	45.6050	40.7450	0.2500
2005
First	56.9850	41.4000	0.2500
Second	61.3500	47.5500	0.3100
Third	71.4800	58.0500	0.3100
Fourth	70.6000	57.0600	0.3100
2006
First (through January 3, 2006)	60.7700	58.7900	0.0000

The closing price of the common stock on January 3, 2006, was $60.51.

According to ConocoPhillips’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as of September 30, 2005, there were 1,387,565,073 shares of common stock outstanding. During the period reflected in the above table, ConocoPhillips split its common stock 2 for 1 on June 1, 2005. The data appearing in the above table have been adjusted to reflect this stock split.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled “United States Federal Income Tax Considerations” in the prospectus supplement.

Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

Tax Characterization of the Notes

Each Note will be treated by Citigroup Funding for United States federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to United States Treasury regulations governing contingent debt instruments (the “Contingent Debt Regulations”). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest.    A United States holder (as such term is defined in the prospectus supplement) of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.8426% (the “comparable yield”). The comparable yield is based on a rate at which Citigroup Funding could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, a payment of $1,206.36 at maturity, or the accrued portion thereof upon exchange (the “Assumed Exchange Amount”). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield, taking into account the Note’s issue price. Citigroup Funding has assumed, solely for purposes of determining the comparable yield, that the Notes will mature on January 11, 2010.

The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Citigroup Funding’s expectations regarding such yield, the amount of such payment, or whether any holder will exercise its exchange right.

Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes (“Tax OID”) because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only at maturity or upon exchange.

The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax

OID on a Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note for each of the following periods: $45.43 in 2006; $50.63 in 2007; $53.08 in 2008; $55.65 in 2009; $1.57 in 2010 (adjusted as described in the first below paragraph).

Disposition (including Exchange) of the Notes.    When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity or upon the exercise by the holder of its exchange right) (a “disposition”), the United States holder’s gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note and the United States holder’s tax basis in the Note. A United States holder’s tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder’s original purchase price for such Note, plus any Tax OID accrued by the United States holder while holding the Note. If the amount received by the United States holder at maturity or upon exchange of a Note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity or exchange occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

A United States holder’s tax basis in the shares received upon an exchange of Notes will be equal to the fair market value of those shares, and the holder’s holding period for shares received upon an exchange of Notes will commence on the day immediately following the date of exchange.

Information Reporting and Backup Withholding.    Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of Notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

EXHIBIT A

OFFICIAL NOTICE OF EXCHANGE

Dated: [Must be on or after February 3, 2006]

Citibank, N.A., as Paying Agent Citibank Agency & Trust 388 Greenwich Street, 14th Floor New York, NY 10013 Attention: Nancy Forte Phone: (800) 422-2066 (212) 816-5685 Fax: (212) 816-5527	Citigroup Global Markets Inc., as Calculation Agent 390 Greenwich Street New York, New York 10013 Attn: Structured Products/Equity Derivatives Group Phone: (212) 723-7349 Fax: (212) 723-8732

Ladies and Gentlemen:

The undersigned holder of the Notes Exchangeable for the Common Stock of ConocoPhillips Due 2010 (the “Notes”) hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to January 8, 2010, the holder’s exchange right as described in the Pricing Supplement dated January 3, 2006 relating to the Notes (the “Pricing Supplement”). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Citigroup Funding Inc. shall cause its affiliate, Citigroup Global Markets Inc., to deliver the required number of shares to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the required number of shares three Business Days after the Exchange Date in accordance with the delivery instructions set forth below, as long as the Paying Agent has received delivery on the Exchange Date of the Notes being exchanged.

Very truly yours,

[Name of Holder]

By:
[Title]

[Fax No.]

$
Principal Amount of Notes being Exchanged [must be $1,000 or integral multiple thereof]

Delivery Instructions

for the shares of the

Common Stock

of ConocoPhillips:

Receipt of the above Official Notice of Exchange is hereby acknowledged:

CITIGROUP GLOBAL MARKETS INC., as Calculation Agent CITIBANK, N.A., as Paying Agent.

By: CITIBANK, N.A., as Paying Agent.

By:
Name:
Title:

Date and Time of Acknowledgement:

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes,

Series A

$50,000,000

Notes Exchangeable

for the Common Stock of

ConocoPhillips

Due January 11, 2010

($1,000 Principal Amount Per Note)

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing  Supplement

January 3, 2006

(Including Prospectus Supplement dated

June 1, 2005 and Prospectus dated

May 3, 2005)

Citigroup